Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Oiltanking Partners Announces Board of Director Changes

HOUSTON – February 18, 2014 – Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today announced that Carlin G. Conner, director and Chairman of the Board of the Partnership’s general partner, has notified the Partnership of his intention to resign. Mr. Conner’s resignation was given in connection with his notice to Oiltanking GmbH and its parent company, Marquard & Bahls A.G. (“M&B”), of his intention to resign as Managing Director of Oiltanking GmbH and Executive Board member of M&B. We expect that Mr. Conner will continue in his current roles until a successor is appointed. Mr. Conner is resigning for personal reasons and intends to return to the United States. Mr. Conner’s departure is not related to any disagreement with our directors or management or regarding any matter relating to our operations, policies or practices.

“On behalf of the Oiltanking Partners family, I would like to thank Carlin for his leadership and dedication to the Partnership,” said Anne-Marie Ainsworth, President and Chief Executive Officer of the Partnership’s general partner. “He was instrumental in the Partnership’s initial public offering and establishing our strategic vision. Carlin will be missed, and we wish him the best in his future endeavors. We remain very excited about continuing on our rapid growth trajectory.”

“I have had the privilege of being a part of the Oiltanking family for the last 14 years and witnessing its incredible growth,” Mr. Conner said. “I’m proud that we’ve built a great company by anticipating the needs of our customers and safely and reliably delivering results for them every day.”

Separately, and unrelated to the developments described above, Randall J. Larson has notified the Partnership of his intention to resign as a member of the board of directors of our general partner effective February 19, 2014. Prior to his resignation, Mr. Larson served as the Chairman of the Audit Committee and as a member of the Conflicts Committee of our general partner. Mr. Larson’s departure is related to his recent appointment to the board of directors of another midstream MLP and is not related to any disagreement with our directors or management or regarding any matter relating to our operations, policies or practices. Upon Mr. Larson’s departure, D. Mark Leland, who currently serves as a director, will be appointed to serve as Chairman of the Audit Committee of our general partner’s board of directors.

The Partnership is pleased to announce that Thomas M. Hart III has been appointed to the board of directors of the Partnership’s general partner, effective February 19, 2014. Mr. Hart is expected to serve on the Conflicts Committee and Audit Committee of the board. Mr. Hart is President of Maverick American Natural Gas, LLC, a privately held acquisition-focused oil and natural gas production company. Mr. Hart brings extensive management, financial and transaction experience in the upstream and midstream segments of the energy industry to the board of directors of our general partner.

“We would like to thank Randy for all his contributions to the Partnership,” said Ms. Ainsworth. “His advice and leadership have been invaluable to Oiltanking’s growth. We wish him well in his future endeavors. We are also very pleased to welcome Tom Hart to Oiltanking. We look forward to drawing on Tom’s deep industry experience as we continue to execute on our current growth projects and identify future avenues of growth.”

Oiltanking Partners, L.P. is a growth-oriented master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We are the logistics provider of choice to major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our core assets are strategically located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. For more information, visit www.oiltankingpartners.com.

Contact Information:

Mark Buscovich
Manager, FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

####